                                                                   EXHIBIT 10.13

                             MASTER LEASE AGREEMENT

                         dated as of September 14, 2004

                                     between

                            CEF 2002, LLC, as Lessor,

                                       and

                        WESTERN EXPRESS, INC., as Lessee

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    LEASING                                                                 1
2.    TERM, RENT AND PAYMENT                                                  1
3.    RENT ADJUSTMENT                                                         2
4.    TAXES                                                                   2
5     REPORTS                                                                 2
6.    DELIVERY, USE AND OPERATION                                             3
7.    MAINTENANCE                                                             4
8.    CASUALTY OCCURRENCE                                                     5
9.    LOSS OR DAMAGE                                                          5
10.   INSURANCE                                                               5
11.   RETURN OF EQUIPMENT                                                     7
12.   DEFAULT; REMEDIES                                                       7
13.   ASSIGNMENT                                                              9
14.   NET LEASE; NO SET-OFF. ETC                                              9
15.   INDEMNIFICATION                                                         9
16.   DISCLAIMER                                                             11
17.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE                    11
18.   INTENT; TITLE; SECURITY INTEREST                                       13
19.   [INTENTIONALLY OMITTED]                                                14
20.   MISCELLANEOUS                                                          14
21.   CHOICE OF LAW: JURISDICTION                                            16
22.   CHATTEL PAPER                                                          17
23.   DEFINITIONS                                                            17

EXHIBIT NO. 1 - EQUIPMENT SCHEDULE
   ANNEX A - DESCRIPTION OF EQUIPMENT
   ANNEX B - PURCHASE ORDER ASSIGNMENT
   ANNEX C - CERTIFICATE OF ACCEPTANCE
   ANNEX D - STIPULATED LOSS VALUE TABLE
   ANNEX E - RETURN PROVISIONS

EXHIBIT NO. 2 -REMARKETING SUPPORT AGREEMENT

EXHIBIT NO. 3- FINANCIAL COVENANTS

                             MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT, dated as of September __, 2004 ("AGREEMENT"), between CEF 2002, LLC with an office at 401 Merritt Seven, Norwalk, Connecticut 06851-1177 (hereinafter called, together with its successors and assigns, if any, "Lessor"), and WESTERN EXPRESS, INC., a Tennessee corporation with its mailing address and chief place of business at 7135 Centennial Place, Nashville, Tennessee 37029 (hereinafter called "LESSEE").

                                   WITNESSETH:

1.   LEASING:

     (a) This Agreement shall be effective from and after the date of execution hereof. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Equipment described in Annex A to any schedule signed by both parties pursuant hereto in substantially the form attached hereto as Exhibit No. 1 (collectively, the "Schedule"). Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule. Certain definitions are provided in Section 23 hereof.

     (b) The obligation of Lessor to purchase Equipment from the manufacturer or supplier thereof ("SUPPLIER") and to lease the same to Lessee under any Schedule shall be subject to receipt by Lessor, prior to the Basic Term Commencement Date (with respect to such Equipment), of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule relating to the Equipment then to be leased hereunder, (ii) a Purchase Order Assignment and Consent in the form of Annex B to the applicable Schedule ("Purchase ORDER ASSIGNMENT"), unless Lessor shall have delivered its purchase order for such Equipment, (iii) evidence of insurance which complies with the requirements of Section 10 hereof,
(iv) a Remarketing Support Agreement in substantially the form attached hereto as Exhibit No. 2 ("REMARKETING SUPPORT AGREEMENT"), together with a Notice and Acknowledgment of Assignment with respect thereto, executed by Lessee and Volvo Trucks North America, Inc. ("VTNA"), (v) an appraisal in form and substance, and by an appraiser, satisfactory to Lessor, with respect to the Equipment to be acquired from Lessee then to be leased hereunder, and (vi) such opinions, certificates and other documents as Lessor reasonably may request. As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Equipment (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (in the form of Annex C to the applicable Schedule) covering such Equipment, and deliver to Lessor a bill of sale therefor (in form and substance satisfactory to Lessor) from the Supplier. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment. Upon execution by Lessee of any Certificate of Acceptance, the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

2.   TERM, RENT AND PAYMENT:

     (a) The rent payable hereunder (the "RENT") and Lessee's right to use the Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("LEASE COMMENCEMENT DATE"). The term of this Agreement (the "Term") shall be the period specified in the applicable Schedule. If any Term is extended, the word "Term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise may be specifically provided in writing.

     (b) Rent shall be paid to Lessor by check (accompanied by a copy of Lessor's invoice) sent to: P.O. Box 640387, Pittsburgh, Pennsylvania 15264-0378; or to such other account as Lessor may direct in writing; and shall be effective upon receipt. Payments of Rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule. If one or more Advance Rentals are payable, such Advance Rental shall be (i) set forth on the applicable Schedule, (ii) due upon acceptance by Lessor of such Schedule, and
(iii) when received by Lessor, applied to the first Rent payment and the balance, if any, to the final Rent payment(s) under such Schedule. In no event shall any Advance Rental or any other Rent payments be refunded to Lessee. If Rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of Five Cents ($0.05) per dollar on, and in addition to, the amount of such Rent but not exceeding the lawful maximum, if any.

3.   RENT ADJUSTMENT:

     (a) The periodic Rent payments in each Schedule have been calculated on the assumption (which, as between Lessor and Lessee, is mutual) that the maximum effective Federal corporate income tax rate (including any surcharge but exclusive of any minimum tax rate) for calendar-year taxpayers ("EFFECTIVE RATE") will be thirty-five percent (35%) for each year of the Term.

     (b) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as now or hereafter amended ("Code"), the Effective Rate is higher than thirty-five percent (35%) for 2004 or any subsequent year during the Term, then Lessor shall have the right to increase such Rent payments by requiring payment of a single additional sum equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less ..35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment), times (ii) the adjusted Stipulated Loss Value divided by the difference between the new Effective Rate (expressed as a decimal) and one (1). The adjusted Stipulated Loss Value shall be the Stipulated Loss Value (calculated as of the first Rent due in the year for which such adjustment is being made) less the product of the Tax Benefits that would be allowable under Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all subsequent years of the Term) times the Effective Rate (expressed as a decimal) (in the year for which such adjustment is being made). Lessee shall pay to Lessor the full amount of the additional Rent payment on the later of (i) receipt of notice, or (ii) the first day of the year for which such adjustment is being made.

4.   TAXES:

     Except as provided in Sections 3 and 15(c) hereof, Lessee shall have no liability for taxes imposed by the United States of America or any State or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any Rents or receipts hereunder), any Schedule, Lessor or Lessee by any foreign, federal, state or local government or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called "Taxes"). Lessee shall (i) reimburse Lessor (on an after-tax basis) upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Equipment by Lessor, and (iv) send a copy thereof to Lessor.

5.   REPORTS:

     (a) Lessee will notify Lessor in writing, within ten (10) days after any tax or other Lien shall attach to any Equipment, of the full particulars thereof and of the location of such Equipment on the date of such notification.

     (b) Lessee will deliver to Lessor, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Lessee, audited annual consolidated and consolidating financial statements of Lessee, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated consolidating statements of income, retained earnings, cash flows and owners' equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by Crowe Chizek and Company LLC or another independent certified public accounting firm reasonably satisfactory to Lessor and accompanied by related management letters, if available. Lessee will deliver to Lessor, as soon as available and in any event within thirty (30) days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Lessee consisting of a balance sheet and statements of income, retained earnings, cash flows and owners' equity as of the end of the immediately preceding calendar month, certified by the chief financial officer of Lessee. All such financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied with prior periods. With each such financial statement, Lessee shall also deliver a certificate of its chief financial officer stating that (1) such person has reviewed the relevant terms of the Documents and the condition of Lessee, (2) no Default or event which, with the giving of notice or the lapse of time (or both) would become a Default has occurred or is continuing, or if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (3) Lessee is in compliance with all financial covenants specified in Section 17(b)(3) hereof. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants, in a form satisfactory to Lessor.

     (c) Lessee will promptly and fully report to Lessor in writing if any Equipment is lost, stolen or damaged (where the estimated repair costs would exceed the greater of $20,000 or twenty percent (20%) of the Capitalized Lessor's Cost of such item of Equipment), or is otherwise involved in an accident causing personal injury or property damage.

     (d) Within thirty (30) days after any request by Lessor, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Default or event which, with the giving of notice or the lapse of time (or both), would become a Default.

     (e) Lessee will promptly notify Lessor of any change in Lessee's state of incorporation or organization.

     (f) Lessee will promptly, and in any event within seven (7) days after Lessee or any authorized officer of Lessee obtains knowledge thereof, notify Lessor in writing of: (1) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Lessee or otherwise affecting or involving or relating to Lessee or any of its property or assets to the extent (A) the amount in controversy exceeds $500,000 (provided that for any litigation relating to an individual motor vehicle accident, to the extent the amount in controversy exceeds $2,000,000), or (B) to the extent any of the foregoing seeks injunctive or declarative relief; (2) any Default or event which, with the giving of notice or the lapse of time (or both) would become a Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto; (3) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto; (4) any notice received by Lessee from any payor of a claim, suit or other action such payor has, claims or has filed against Lessee; (5) any matter(s) affecting the Equipment, including, without limitation, claims or disputes in the amount of $100,000 or more in existence at any one time; (6) any notice given by Lessee to any lender of Lessee, which notice to Lessor shall be accompanied by a copy of the applicable notice given to the lender; or (7) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability.

6.   DELIVERY, USE AND OPERATION:

     (a) All Equipment shall be shipped directly from the Supplier to Lessee.

     (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all Applicable Laws and any applicable insurance policies, and Lessee shall not permanently discontinue use of the Equipment.

     (c) Lessee shall not directly or indirectly create, incur, assume or suffer to exist, any Lien on or with respect to the Equipment or any part thereof, title thereto, or any interest of Lessor therein, or in this Agreement, except Permitted Liens. Lessee will promptly, at its own expense, take or cause to be taken such action as may be necessary to discharge any Lien with respect to the Equipment which is not a Permitted Lien.

     (d) Lessee shall permit any Person designated by Lessor, during normal business hours upon reasonable notice to visit, inspect and survey the Equipment, its condition, use and operation, and the records maintained in connection therewith. None of Lessor or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Agreement with respect to such condition or procedure.

     (e) Lessee will use the Equipment, and cause the Equipment to be used, solely within the Continental United States (provided, however, that, without limiting Lessee's indemnification obligations pursuant to Section 15(c) hereof, Lessee may use the Equipment, or cause the Equipment to be used, on an occasional basis in Canada so long as such use does not cause the Equipment to be deemed to constitute tangible property "used predominantly outside the United States", within the meaning of the Code); and will not change the principal garage location of any of the Equipment from the principal garage location specified in the applicable Schedule without the prior written consent of Lessor. Upon Lessor's request, Lessee promptly will notify Lessor in writing of the state in which each item of the Equipment is titled, is registered and the license plate number of such item of Equipment.

     (f) Lessee will promptly apply for a certificate of title for each item of the Equipment, reflecting Lessor as owner, and for a certificate of registration issued in the name of Lessee or, if required by the titling authority, in the name of Lessor in care of Lessee. Certificates of title shall be delivered to Lessor upon receipt. Lessee shall take such action as shall be necessary from to time to avoid suspension or revocation of any certificate of title with respect to the Equipment, and to renew and maintain all certificates of registration with respect to the Equipment. If Lessee is required to obtain a new certificate of title or certificate of registration, after prior written notice to Lessor, Lessee shall obtain such new certificate of title or certificate of registration as provided herein.

7.   MAINTENANCE:

     (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair, condition and appearance in accordance with the requirements of Annex E to the Schedule, manufacturer's recommendations (normal wear and tear excepted) and Lessee's standard practices (but in no event less than industry practices). Lessee's maintenance programs shall be subject to review by Lessor. Lessee shall, if at any time reasonably requested by Lessor, affix in a prominent position on each unit of Equipment plates, tags or other identifying labels showing the interest therein of Lessor.

     (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such addition will impair the value, originally intended function, remaining useful life or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with Applicable Law, including Internal Revenue Service guidelines, shall be free and clear of all Liens and shall become the property of Lessor.

     (c) Lessee shall maintain the Equipment in compliance with all Applicable Laws. Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with all Applicable Laws, shall be made at the expense of Lessee, and shall be free and clear of all Liens and shall become the property of Lessor.

8.   CASUALTY OCCURRENCE:

     Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "CASUALTY OCCURRENCES"). On the Rent Payment Date next succeeding a Casualty Occurrence (the "PAYMENT DATE"), Lessee shall either (as selected by Lessee):

     (a) replace the unit of Equipment having suffered the Casualty Occurrence with equipment of comparable make and model, having an equal or greater current value (but same estimated residual value) and utility, free and clear of all Liens and shall deliver to Lessor a confirmation executed by VTNA that such replacement unit is subject to the Remarketing Support Agreement, a bill of sale, a Schedule, such UCC financing statements or statements of amendment and such other documents, instruments, filings and/or certificates as reasonably may be required by Lessor with respect to such replacement Equipment; or

     (b) pay Lessor the sum of (x) the Stipulated Loss Value of such unit calculated in accordance with Annex D as of the Rent Payment Date next preceding such Casualty Occurrence; and (y) all Rent and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder, the term of this lease as to such unit shall terminate and (except in the case of the loss, theft or complete destruction of such unit) Lessor shall be entitled to recover possession of such unit.

9.   LOSS OR DAMAGE:

     Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

10.  INSURANCE:

     (a) Coverage. Without limiting any of the other obligations or liabilities of Lessee under this Agreement, Lessee shall, during the Term of this Agreement, carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 10. Lessee shall also carry and maintain any other insurance that Lessor may reasonably require from time to time. All insurance carried pursuant to this Section 10 shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with terms, conditions, limits, deductibles and self-insured retentions as shall be acceptable to Lessor.

          (i) All Risk Property Insurance. Lessee shall maintain all risk property insurance covering against physical loss or damage to the Equipment, including but not limited to fire and extended coverage, collapse, flood and earth movement. Coverage shall be written in the greater of replacement cost or Stipulated Loss Value. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage; and,

          (ii) Comprehensive General Liability Insurance. Lessee shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, sudden and accidental pollution, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law. Policy limit requirements may be satisfied by any combination of primary and excess/umbrella insurance; and,

          (iii) Workers' Compensation/Employer's Liability. Lessee shall maintain Workers' Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Lessee while at work or in the scope of his employment with Lessee and Employer's Liability in an amount not less than $1,000,000. Policy limit requirements for Employer's Liability may be satisfied by any combination of primary and excess/umbrella insurance. Such coverage shall not contain any occupational disease exclusions; and,

          (iv) Automobile Liability. Lessee shall maintain Automobile Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000. Policy limit requirements may be satisfied by any combination of primary and excess/umbrella insurance; and,

          (v) Cargo Insurance: Lessee shall maintain Cargo/Bailee and, if necessary, Warehousemen's insurance in an amount not less than $500,000 covering the liabilities of Lessee assumed under a bill of lading, shipping receipt, warehousing, etc., while goods are in the care, custody and control of Lessee either in transit or at its warehouse or terminal locations; and,

     (b) Endorsements. Lessee shall cause all insurance policies carried and maintained in accordance with this Section 10 to be endorsed as follows:

          (i) Lessor shall be an additional named insured and loss payee with respect to property insurance policies described in Section 10(a)(i). Lessor shall be an additional insured with respect to liability insurance policies described in Sections 10(a)(ii), (a)(iii) to the extent allowed by law, and (a)(iv). It shall be understood that any obligation imposed upon Lessee, including but not limited to the obligation to pay premiums, shall be the sole obligation of Lessee and not that of Lessor; and,

          (ii) with respect to property insurance policies described in Section 10(a)(i), the interests of Lessor shall not be invalidated by any action or inaction of Lessee, or any other person, and shall insure Lessor regardless of any breach or violation by Lessee or any other person, of any warranties, declarations or conditions of such policies; and,

          (iii) inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and,

          (iv) the insurers thereunder shall waive all rights of subrogation against Lessor, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise; and,

          (v) such insurance shall be solely responsible to respond to Lessee's losses (primary) without right of contribution of any other insurance carried by or on behalf of Lessor as it relates to the Equipment; and,

          (vi) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Lessee or carrier which affect the interests of Lessor, such cancellation or change shall not be effective as to Lessor until thirty (30) days, except for non-payment of premium which shall be ten (10) days, after receipt by Lessor of written notice sent by registered mail from such insurer.

     (c) Certifications. On the date of execution of the initial Schedule, and at each policy renewal, but not less than annually, Lessee shall provide to Lessor approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in Section 10(b) above for such insurance under this Section 10 pursuant hereto.

     (d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 10, Lessee shall furnish Lessor with an opinion from an independent insurance broker, acceptable to Lessor, stating that (1) all premiums then due have been paid, (2) in the opinion of such broker, the insurance then maintained by Lessee is in accordance with this Section, and (3) upon its first knowledge, such broker shall advise Lessor promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Lessee hereunder.

     (e) Adjustment of Losses. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee will not make adjustments with insurers except
(1) with respect to claims for damage to any unit of Equipment where the repair costs do not exceed ten percent (10%) of such unit's fair market value, or (2) with Lessor's written consent. Said policies shall provide that the insurance may not be altered or cancelled by the insurer until after thirty (30) days' written notice to Lessor. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (A) repair or replace Equipment or any portion thereof, or (B) satisfy any obligation of Lessee to Lessor hereunder.

     (f) General. Lessor shall be entitled, upon reasonable advance notice, to review Lessee's insurance policies carried and maintained with respect to Lessee's obligations under this Section 10. Upon request, Lessee shall furnish Lessor with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 10 or any provision of this Agreement shall impose on Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Lessee, nor shall Lessor be responsible for any representations or warranties made by or on behalf of Lessee to any insurance broker, company or underwriter. Lessor, at its sole option, may obtain such insurance if not provided by Lessee and in such event, Lessee shall reimburse Lessor upon demand for the cost thereof, together with interest.

11.  RETURN OF EQUIPMENT:

     (a) Upon any expiration or termination of this Agreement or any Schedule, Lessee shall promptly, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in the same condition and appearance as when received by Lessee (ordinary wear and tear excepted) and in good working order for their originally intended purpose; (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is satisfactory to Lessor; (iii) return such units, free and clear of all Liens and encumbrances, and Contaminants, to a street address within the continental United States as Lessor shall direct; and (iv) satisfy the requirements of Annex E to the applicable Schedule.

     (b) Until Lessee fully has complied with the requirements of Paragraph (a) above, Lessee's Rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the Term. Lessor may terminate such continued leasehold interest upon ten (10) days' notice to Lessee. In addition to these Rents, Lessor shall have all of its other rights and remedies available as a result of this nonperformance.

12.  DEFAULT; REMEDIES:

     (a) Lessor may in writing declare this Agreement in default ("Default") if:
(1) Lessee breaches its obligation to pay Rent or any other sum as and when due;
(2) Lessee breaches any of its obligations under Section 17(b)(3) hereof or any of its insurance obligations under Section 10 hereof; (3) Lessee breaches any of its other obligations hereunder and fails to cure that breach within thirty (30) days after written notice thereof; (4) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (5) Lessee shall or shall attempt to (except as expressly permitted by the provisions of this Agreement) sell, transfer, encumber (except to the extent of a Permitted Lien), or assign, any Equipment or any part thereof, or use any Equipment for an illegal purpose or permit the same to occur; (6) any certificate, statement, representation, warranty or audit contained herein or heretofore or hereafter furnished with respect hereto by or on behalf of Lessee proving to have been false in any material respect at the time as of which the facts therein set forth were stated or certified, or having omitted any substantial contingent or unliquidated liability or claim against it; (7) LESSEE becomes insolvent or ceases to do business as a going concern;
(8) Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy or receivership laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy, receivership or other similar law providing for the reorganization or liquidation of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; (9) a petition is filed against Lessee in a proceeding under applicable bankruptcy laws, receivership or other insolvency laws, as now or hereafter in effect, and is not withdrawn, stayed or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of corporations which may apply to Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or of any substantial part of its property, and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; (10) Lessee shall have terminated its corporate existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any Person (such actions being referred to as an "Event"), unless prior to such Event: (x) such Person is organized and existing under the laws of the United States or any state, and executes and delivers to Lessor an agreement containing an effective assumption by such Person of the due and punctual performance of Lessee under this Agreement; and (y) Lessor is reasonably satisfied as to the creditworthiness of such Person; (11) Lessee shall be in default under any other agreement between Lessee and Lessor or its Affiliates, or any material obligation (that is, for a committed amount in excess of $5,000,000) for borrowed money, for the deferred purchase price of property or any lease agreement; (12) effective control of Lessee's voting capital stock, issued and outstanding from time to time, is not retained by the present holders (unless: (A) Lessee shall have provided thirty
(30) days' prior written notice to

Lessor of the proposed disposition and Lessor shall have consented thereto in writing; or (B) the disposition of Lessee's voting capital stock is pursuant to an initial public offering of such stock); and (13) there occurs an anticipatory repudiation of or a default under the Remarketing Support Agreement. Such declaration shall apply to all Schedules except as specifically excepted by Lessor. Any provision of this Agreement to the contrary notwithstanding, Lessor may exercise all rights and remedies hereunder independently with respect to each Schedule.

     (b) After Default, at the request of Lessor, Lessee shall: (i) notify Lessor in writing of the location of each item of the Equipment as of the date of such notification; and/or (ii) comply with the provisions of Section 11(a) hereof. Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is located and take possession thereof. Lessee shall, without further demand, forthwith pay to Lessor (i) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated in accordance with Annex D as of the Rent Payment Date next preceding the declaration of default), and (ii) all Rent and other sums then due hereunder. Lessor may, but shall not be required to, sell the Equipment at private or public sale, in bulk or in parcels, with notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises for any or all of the foregoing without liability for Rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then, (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in clauses (1) and (2) forthwith.

     (c) In addition to the foregoing rights, Lessor may cancel the lease as to any or all of the Equipment.

     (d) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. If permitted by Applicable Law, Lessee shall pay reasonable attorney's fees actually incurred by Lessor in enforcing the provisions of this Agreement and any ancillary documents. Waiver of any Default shall not be a waiver of any other or subsequent default.

     (e) Any default under the terms of this agreement may be declared by Lessor a default under any other agreement between Lessee and Lessor or its Affiliates for an amount in excess of $1,000,000.

13.  ASSIGNMENT:

     (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.

     (b) Lessor may, without the consent of Lessee, assign this Agreement or any Schedule, or the right to enter into any Schedule. Lessee agrees that it will pay all Rent and other amounts payable under each Schedule to the Lessor named therein; provided, however, if Lessee receives written notice of an assignment from Lessor, Lessee will pay all Rent and other a mounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and the Lessor named therein or its assignee shall have all rights as "Lessor" thereunder separately exercisable by such named Lessor or assignee as the case may be, exclusively and independently of Lessor or any assignee with respect to other Schedules executed pursuant hereto. Lessee agrees reasonably to cooperate with Lessor in connection with any such proposed assignment, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments, as reasonably may be required by Lessor or such assignee; and Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor or any other Person for any reason whatsoever.

     (c) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

14.  NET LEASE; NO SET-OFF, ETC.:

     This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. This Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

15.  INDEMNIFICATION:

     (a) Lessee hereby agrees to indemnify (on an after-tax basis), save and keep harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents, from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of the Equipment, the ownership of the Equipment during the Term, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or Environmental Loss or Environmental Claim), or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

     (b) This Agreement has been entered into on the assumption that: (i) this Agreement will be treated for Federal income tax purposes as a true lease and Lessor will be treated as the owner and lessor of the Equipment and Lessee will be treated as the lessee of the Equipment; (ii) (1) on the Basic Term Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit, and (2) throughout the Term, Lessor will only be required to include certain amounts in gross income, in each case as specified in Section C of the applicable Schedule ("TAX BENEFITS") in the hands of Lessor (all references to Lessor in this Section include Lessor and its assignees and the consolidated taxpayer group of which Lessor and any assignee is a member); (iii) each item of Equipment constitutes "qualified property" pursuant to Section 168(k) of the Code, and is eligible for the additional first-year depreciation deduction equal to fifty percent (50%) of the Capitalized Lessor's Cost of the Equipment contemplated by the Code; (iv) the Equipment shall be treated as originally placed in service not earlier than the date of the execution and delivery of the Schedule with respect thereto; (v) Lessee has not arranged to purchase, and Lessor is not purchasing the Equipment pursuant to a binding written contract entered into before May 6, 2003; and (vi) each item of Equipment shall be placed in service before January 1, 2005.

     (c) If for any reason whatsoever (i) tax counsel of Lessor shall determine that Lessor has no reasonable basis to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (ii) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any such Tax Benefit is recomputed or recaptured, or (iv) Lessor shall become liable for additional tax as a result of Lessee having added an attachment or made an alteration to the Equipment, including (without limitation) any such attachment or alteration which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 2001-28, 2001-1 C.B. 1156 (as the same may hereafter be modified or superseded), or (v) Lessor shall be entitled to claim a lesser credit for foreign taxes against its Federal income tax liability than that to which Lessor would have been entitled if each item of income, gain, loss and deduction with respect to the Equipment had been treated as income from sources within the United States pursuant to Section 861 of the Code (any such determination, disallowance, inclusion in income, adjustment, recomputation or recapture being hereinafter called a "LOSS"), then Lessee shall pay to Lessor, as an indemnity and as additional Rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates (unless any adjustment has been made under Section 3 hereof, in which case the Effective Rate used in the next preceding adjustment shall be substituted), and were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "NET ECONOMIC Return") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. Anything in this Section to the contrary notwithstanding, Lessee shall have no obligation to indemnify Lessor from or against any such Loss to the extent that such Loss is caused by: (1) any failure by Lessor to properly or timely claim on its Federal income tax return any Tax Benefits on any Equipment (unless such failure is based upon a determination by tax counsel of Lessor that Lessor has no reasonable basis to claim such Tax Benefits with respect to such Equipment); (2) any failure of Lessor to have sufficient taxable income to benefit from the Tax Benefits; (3) any liability of the Lessor for any alternative minimum taxes; (4) the status of Lessor as a widely held C corporation for purposes of Federal income taxes; (5) any sale or other disposition of any Equipment by Lessor other than after a Default by Lessee (except as a result of an act by Lessee); (6) any tax election made or not made by Lessor relating to the Tax Benefits; or (7) any event which results in a payment by Lessee in an amount equal to, or measured by, the Stipulated Loss Value to the extent that such Loss was included in Lessor's calculation of such Stipulated Loss Value.

16.  DISCLAIMER:

     LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. ALL such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other Person with respect to any of the following (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the term of this Agreement to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Equipment.

17.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE:

     (a) Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each Schedule:

          (1) Lessee is and will be at all times during the Term a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation (specified in the first sentence of this Agreement); and is duly qualified to transact business as a foreign corporation in good standing wherever necessary to carry on its present business and operations, including the jurisdictions where the Equipment is or is to be located, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

          (2) This Agreement, the Schedules, the Purchase Order Assignment, the Remarketing Support Agreement and all related documents (collectively, the "DOCUMENTS") have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

          (3) No approval, consent or withholding of objections is required from any Governmental Authority with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

          (4) Lessee has adequate power and capacity to enter into, and perform under, the Documents. The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's organizational documents, articles of incorporation, charter or by-laws; or (ii) result in any breach of, constitute a default under or result in the creation of any Lien upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

          (5) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a Material Adverse Effect. As used herein, "MATERIAL ADVERSE EFFECT" shall mean (1) a materially adverse effect on the business, condition (financial or otherwise), prospects, operations, performance or properties of Lessee or any of Lessee's Affiliates, or (2) a material impairment of the ability of Lessee to perform its obligations under or to remain in compliance with the Documents.

          (6) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property and is not and shall not constitute real property fixtures.

          (7) Each financial statement delivered by Lessee to Lessor has been prepared in accordance with GAAP, and since the date of the most recent such financial statement, there has been no material adverse change in the financial condition of Lessee.

          (8) Lessee's exact legal name and jurisdiction of organization specified in the first paragraph hereof, and Lessee's Federal Employer Identification Number and Organizational Number specified in Section B. of the Equipment Schedule, are true and correct; and the "location" (as such term is used in Article 9 of the UCC) of Lessee is the State of Tennessee; and Lessee agrees to give Lessor prior written notice of any change of Lessee's name, jurisdiction of organization, Federal Employer Identification Number, Organizational Number or "location".

     (b) Lessee hereby covenants and agrees with Lessor that:

          (1) The Equipment will at all times be used for commercial or business purposes.

          (2) Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (B) a person designated under Sections 1(b), (c) or (d) of Executive Order No. 13224 (September 23,
2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

          (3) At all times during the Term:

               (A) Lessee shall not violate the financial covenants set forth on Exhibit No. 3 attached hereto.

               (B) Lessee shall not (i) declare, pay or make any dividend or Distribution on any shares of Stock (other than dividends or Distributions payable in its Stock, or split-ups or reclassifications of its Stock),
     (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Stock or of any options to purchase or acquire any of the foregoing (provided, however, that Lessee may redeem its Stock from terminated employees pursuant to, but only to that extent required under, the terms of the related employment agreements as long as no Default or event which, with the giving of notice or the lapse of time, or both, would become a Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person's capacity as such, or (iv) make any payment of any management or service fee; provided that Lessee shall not make or suffer to exist any such payment described in clauses (i) through (iii) above if a Default or event which, with the giving of notice or the lapse of time, or both, would become a Default has occurred and is continuing or would result therefrom.

               (C) Notwithstanding any other provision of this Agreement or any other Document, Lessee shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of its business in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:

                    (i) Lessee may lease (as lessee) real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement); provided, that an Estoppel/Waiver Agreement and such other consents as are required by Lessor are signed and delivered to Lessor with respect to any lease of real or personal property, as applicable;

                    (ii) Lessee may license or sublicense intellectual property or customer lists from third parties in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business or other operations of Lessee and that Lessee's right, title and/or interest in or to such intellectual property and customer lists and interests therein are pledged to Lessor as further security for the Obligations;

                    (iii) Lessee may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one (1) year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lessor and to the extent Lessor has given its prior written consent thereto, such consent not to be unreasonably withheld, subject in each case to such conditions as set forth in such consent; and

                    (iv) Lessee may sell Designated Equipment.

18.  INTENT; TITLE; SECURITY INTEREST:

     (a) It is the express intent of the parties that this Agreement constitute a true lease and not a sale of the Equipment. Title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. The parties agree that the lease is a "Finance Lease" as defined in UCC Article 2A -- Leases ("ARTICLE 2A"). Lessee acknowledges: (1) that Lessee has selected the "Supplier" (as defined in Article 2A) and directed Lessor to purchase the Equipment from the Supplier; and (2) that Lessee has been informed in writing in this Lease, before signing this Lease, that Lessee is entitled under Article 2A to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the contract by which Lessor acquired the Equipment, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee in Article 2A and any rights now or hereafter conferred by statute or otherwise which may limit or modify any of Lessor's rights or remedies under Section 12 hereof; provided, however, that such waiver shall not preclude Lessee from asserting any claim of Lessee against Lessor in a separate cause of action; and provided further that such waiver shall not affect Lessor's obligations of good faith, diligence, reasonableness and care.

     (b) Notwithstanding the express intent of the parties, should a court of competent jurisdiction determine that this Agreement is not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee shall be deemed to have hereby granted Lessor a security interest in the lease, the Equipment, and all accessions thereto, substitutions and replacements therefor, and proceeds (including insurance proceeds) thereof (but without power of sale); to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee (or any affiliate of Lessee) to Lessor, now existing or hereafter created (the "OBLIGATIONS").

     (c) To secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee to Lessor, now existing or hereafter created, pursuant to that certain Terminal Rental Adjustment Addendum attached to the Schedule (the "TERMINAL RENTAL ADJUSTMENT ADDENDUM"), Lessee hereby assigns to Lessor for collateral security purposes, and grants to Lessor a security interest in, all right, title and interest of Lessee in, to and under the Remarketing Support Agreement, as now or hereafter amended, together with all payments now or hereafter becoming due thereunder and all proceeds thereof.

19.  [INTENTIONALLY OMITTED]

20.  MISCELLANEOUS:

     (A) LESSEE HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER 0RALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     (b) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

     (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

     (d) Lessee authorizes Lessor to file such UCC financing statements and amendments thereto as reasonably may be required in connection with this transaction, describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and any other collateral described herein or therein and containing any other information required by the applicable Uniform Commercial Code. Lessee irrevocably grants to Lessor the power to sign Lessee's name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment, and to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks, or drafts in connection with insurance payments, in each case pertaining to the Equipment. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default. Lessee agrees, upon Lessor's request, to execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor, and to execute and deliver to Lessor such further documents, instruments and assurances and to take such further action as Lessor from time to time reasonably may request in order to carry out the intent and purpose of the transaction contemplated hereunder.

     (e) All notices required to be given hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated above or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

     (f) This Agreement, the exhibits hereto and each Schedule and annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

     (g) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. Lessor's obligations to acquire and lease specific items of Equipment shall be conditioned upon Lessee providing to Lessor such information with respect to Lessee's financial condition as Lessor may require, and Lessor being satisfied that there shall have been no material adverse change in the business or financial condition of VTNA or Lessee from the date of execution hereof. The obligations of Lessee under Sections 3, 4, 11 and 15 hereof which accrue during the term of this Agreement and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

     (h) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the Overdue Rate) shall constitute additional Rent due to Lessor within five (5) days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

     (i) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of (1) the maximum rate allowed by law, or (2) that percentage per annum equal to the greater of twelve percent (12%) or the sum of the Prime Rate as of the date of determination, plus five hundred (500) basis points (the "OVERDUE RATE").

     (j) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (k) So long as no Default shall have occurred and be continuing hereunder, and conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or Persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Equipment during the Term of this Agreement subject to the terms and conditions hereof.

     (l) Lessee agrees to pay on demand all reasonable costs and expenses incurred by Lessor and any assignee in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Documents, including (without limitation) the reasonable fees and expenses of counsel for Lessor and any assignee, due diligence, appraisals, titling and retitling of the Equipment, lien searches, UCC filing fees, and field audits; and all costs and expenses, if any, in connection with the enforcement of any of the Documents.

     (m) (1) Each of Lessor and Lessee hereby agrees (for itself and its Affiliates) that (i) it will not make any public announcement (except to the extent required in connection with its financial disclosure or reporting requirements or as otherwise required by Applicable Laws) or issue or release for external publication any article or advertising or publicity matter relating to the purchase by Lessor of the Equipment or the lease thereof by Lessor to Lessee without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), and (ii) unless otherwise required by Applicable Laws and subject to Section 20(m)(2) hereof, it will maintain the confidentiality of the transactions contemplated hereby and by the other Documents and will not disclose, or cause to be disclosed, the same to any Person, except (A) to prospective transferees or financiers of such Person's interest in the Equipment or the Documents, (B) to its Affiliates and its Affiliates' agents, directors, officers, employees, accountants, counsel or other professional advisors that have, in each such case, been instructed or otherwise bound by professional rules of conduct to keep such information confidential, (C) as may be requested or required pursuant to Applicable Laws by any Governmental Authority (including Internal Revenue Service auditors or state taxing and regulatory authorities), (D) to the extent required in connection with the performance by it of its obligations and the exercise by it of its rights under the Documents, (E) to any nationally recognized rating agency that requires access to information about such Person's investment portfolio, (F) in response to any subpoena or other legal process or in connection with any litigation to which such Person is a party (provided that prior notice shall have been provided to the non-disclosing parties), (G) to the extent, but only to the extent, that prior to such disclosure, such information is in the public domain or has been provided to such party by a Person not a party to this Agreement (other than by reason of a breach by such Person of the confidentiality provisions hereof or as expressly contemplated herby), or (H) with the prior written consent of each other party hereto (which consent shall not be unreasonably withheld).

          (2) There is no restriction (either express or implied) on any disclosure or dissemination of the tax treatment or tax structure of the transactions contemplated by this Agreement or any documents executed in connection herewith. Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea or to any element of the transaction structure contemplated by this Agreement; and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all Persons (without limitation of any kind), the Federal tax treatment and Federal tax structure of the transaction contemplated by this Agreement. This
Section 20(m)(2) is intended to cause the transaction contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and Section 6111 of the Code and the Treasury Regulations promulgated thereunder; and shall be construed in a manner consistent with such purpose.

     (n) If Lessor is required by the terms hereof to pay to or for the benefit of Lessee any amount received as a refund of any Tax or as insurance proceeds or any amount pursuant to Paragraph (d) of the Terminal Rental Adjustment Addendum, and a Default or event which, with the giving of notice or the lapse of time, or both, would become a Default has then occurred and is continuing, Lessor shall not be required to pay such amounts unless and until any such Default shall have been cured or any such event which, with the giving of notice or the lapse of time, or both, would become a Default shall have been waived by Lessor. In addition, if Lessor is required by the terms hereof to cooperate with Lessee in connection with certain matters, such cooperation shall not be required if a Default has then occurred and is continuing. Lessor may set-off against any amount which Lessor is required to pay to Lessee hereunder, any amount then due by Lessee hereunder.

     (o) This Agreement may be executed in multiple counterparts, each of which, when taken together, shall constitute a single agreement.

21.  CHOICE OF LAW; JURISDICTION:

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in the United States District Court for the Southern District of New York and the parties irrevocably submit to the jurisdiction of such court and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or the transaction contemplated hereby may not be enforced in or by such court.

22.  CHATTEL PAPER:

     To the extent that any Schedule would constitute chattel paper, as such term is defined in the UCC as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

23.  DEFINITIONS:

The following terms when used in this Agreement or in the Schedules shall have the following meanings:

"ADVERSE ENVIRONMENTAL CONDITION" shall refer to (i) the existence or the continuation of the existence, of an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any Contaminant, odor or audible noise in violation of any Environmental Law, at, in, by, from or related to any Equipment, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Equipment in violation of any Environmental Law, or (iii) the violation, or alleged violation, of any Environmental Law connected with any Equipment.

"AFFILIATE" shall refer, with respect to any given Person, to (a) each Person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with, such Person, or (c) each of such Person's officers, directors, members, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"AGREEMENT" shall have the meaning given such term in the preamble to this Agreement.

"APPLICABLE LAWS" means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws, labor laws and Environmental Laws, compliance with which is required with respect to the Equipment, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Equipment or the operation, occupancy or use thereof.

"ARTICLE 2A" shall have the meaning given such term in Section 18(a) of this Agreement.

"AS IS BASIS" shall mean the transfer on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied of any kind whatsoever, of the interest in the Equipment.

"BASIC TERM" shall have the meaning given such term in Section B of the Schedule.

"BASIC TERM COMMENCEMENT DATE" shall have the meaning given such term in Section B of the Schedule.

"BASIC TERM RENT" shall have the meaning given such term in Section D of the Schedule. "BSA" shall have the meaning given such term in Section 17(b)(2) of this Agreement.

"BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, and any day on which banking institutions located in the States of New York or Tennessee are authorized by law or other governmental action to close.

"CAPITAL LEASE" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, or should be or should have been recorded as a "capital lease" in accordance with GAAP.

"CAPITALIZED LEASE OBLIGATION" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

"CAPITALIZED LESSOR'S COST" shall have the meaning given such term in Section B of the Schedule. "CASUALTY OCCURRENCE" shall have the meaning given such term in
Section 8 of this Agreement. "Code" shall have the meaning given such term in Section 3 of this Agreement.

"CONTAMINANT" shall refer to those substances which are regulated by or form the basis of liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and radioactive substances.

"DEFAULT" shall have the meaning given such term in Section 12(a) of this Agreement.

"DESIGNATED EQUIPMENT" shall mean that portion of the equipment now owned or hereafter acquired by Lessee, together with all additions, attachments, accessories, improvements, parts, repairs and appurtenances thereto, and all substitutions and replacements thereof, not constituting Equipment (as defined herein), having a Fair Market Value as of the date of determination not in excess of twenty percent (20%) of the aggregate Fair Market Value of such equipment not constituting Equipment (as defined herein) owned by Lessee as of the date on which the initial Schedule is executed hereunder.

"DISTRIBUTION" shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

"DOCUMENTS" shall have the meaning given such term in Section 17(a)(2) of this Agreement.

"ENVIRONMENTAL CLAIM" shall refer to any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

"ENVIRONMENTAL EMISSION" shall refer to any actual or threatened release, spill, omission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Equipment, including, without limitation, the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater, or property.

"ENVIRONMENTAL LAW" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. Section 651 et sec.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

"ENVIRONMENTAL LOSS" shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred), damages due to personal injury (including sickness, disease or death), and damages to, loss of the use of or decrease in value of the Equipment arising out of or related to any Adverse Environmental Condition.

"EQUIPMENT" shall mean (i) the equipment listed in Annex A to the Schedules,
(ii) Parts or components thereof, (iii) ancillary equipment or devices furnished therewith under this Agreement, (iv) all manuals and records (other than Rent records) with respect to such Equipment, and (v) all substitutions and replacements of any and all thereof, including, but not limited to, any replacement equipment which may from time to time be substituted, pursuant to
Section 8(a) hereof, for the Equipment leased hereunder; together in each case with any and all Parts permanently incorporated or installed in or attached thereto or any and all Parts temporarily removed therefrom. Except as otherwise set forth herein, at such time as replacement equipment shall be so substituted and leased hereunder, such replaced item of Equipment shall cease to be Equipment hereunder.

"EVENT" shall have the meaning given such term in Section 12(a) of this Agreement. "GAAP" shall have the meaning given such term in Section 5(b) of this Agreement.

"GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"INTERIM PERIOD" shall have the meaning given such term in Section D of the Schedule.

"INTERIM RENT PAYMENT DATE" shall have the meaning given such term in Section D of the Schedule.

"LAST DELIVERY DATE" shall have the meaning given such term in Section B of the Schedule.

"LEASE COMMENCEMENT DATE" shall have the meaning given such term in Section 2(a) of this Agreement.

"LESSEE" shall have the meaning given such term in the preamble to this Agreement. "Lessor" shall have the meaning given such term in the preamble to this Agreement.

"LESSOR'S LIEN" shall mean any Lien affecting the Equipment or any part thereof arising as a result of (i) Lessor's rights under or pursuant to this Agreement;
(ii) any claim arising from any transfer by Lessor of an interest in the Equipment or this Agreement; (iii) any claim against Lessor not related to the transactions contemplated by this Agreement; (iv) any act or omission of Lessor not expressly contemplated by this Agreement or not permitted without consent (which consent has not been granted) by Lessee or that is in violation of any term of this Agreement or not taken as a result of the occurrence and continuance of a Default as permitted by this Agreement; or (v) taxes imposed against Lessor or the consolidated group of taxpayers of which it is a member which are not to be indemnified against by Lessee under this Agreement; provided, however, that there shall be excluded from this definition and no Lessor's Lien shall exist if such Lien is being diligently contested in good faith so long as neither such proceedings nor Lien involves a material danger of the sale, forfeiture or loss of the Equipment or adversely affects Lessee's rights under this Agreement.

"LIEN" shall mean any mortgage, chattel mortgage, pledge, Lien, charge, encumbrance, lease, exercise of rights, security interest, lease in the nature of a security interest, statutory right in rem, or claim of any kind, including any thereof arising under any conditional sale agreement, equipment trust agreement or title retention agreement.

"LOSS" shall have the meaning given such term in Section 15(c) of this Agreement.

"MATERIAL ADVERSE EFFECT" shall have the meaning given such term in Section 17(a) of this Agreement.

"NET ECONOMIC RETURN" shall have the meaning given such term in Section 15(c) of this Agreement.

"OBLIGATIONS" shall have the meaning given such term in Section 18(b) of this Agreement. "OFAC" shall have the meaning given such term in Section 17(b)(2) of this Agreement.

"OVERDUE RATE" shall have the meaning given such term in Section 20(i) of this Agreement.

"PARTS" shall mean all appliances, components, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or were provided by the manufacturer with, the Equipment, including after temporary removal from such Equipment.

"PAYMENT DATE" shall have the meaning given such term in Section 8 of this Agreement.

"PERMITTED LIEN" shall mean (i) the rights of Lessor and Lessee as herein provided, (ii) Lessor's Liens, (iii) Liens for taxes either not yet due or being diligently contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such Liens and available to Lessee for the payment of such taxes and only so long as neither such proceedings nor such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment or any part thereof, or any interest of Lessor therein or any risk of criminal liability of Lessor and Lessee has given Lessor prior written notice of Lessee's intent t o contest any such taxes and Lessee h as a greed t o indemnify Lessor for any and all costs and expenses (including, without limitation reasonable attorneys' fees) which Lessor may incur as a result of such contest,
(iv) inchoate materialmen's, mechanics', carriers', workmen's, repairmen's, or other like inchoate Liens arising in the ordinary course of Lessee's business for sums either not delinquent or being diligently contested in good faith and only so long as neither such proceedings nor any such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment, or any part thereof, or any interest of Lessor therein or any material risk of material civil liability and further provided that adequate reserves are maintained with respect to such Liens and provided that Lessee has given Lessor written notice thereof, (v) the rights of others under agreements or arrangements to the extent expressly permitted under this Agreement, (vi) Liens arising out of any judgment or award against Lessee with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and so long as adequate reserves are available to the Lessee for the payment of such obligations and there is no material danger of sale, forfeiture, loss, or loss of use of the Equipment or material risk of material civil liability and Lessee shall have given Lessor written notice thereof, and (vii) any Lien against which the Lessee causes to be provided a bond in such amount and under such terms and conditions as are reasonably satisfactory to Lessor.

"PERSON" shall include any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, government or department or agency thereof and any other entity.

"PURCHASE ORDER ASSIGNMENT" shall have the meaning given such term in Section 1(b) of this Agreement.

"REMARKETING SUPPORT AGREEMENT" shall have the meaning given such term in
Section 1(b) of this Agreement.

"RENT" shall have the meaning given such term in Section 2(a) of this Agreement.

"RENT PAYMENT DATE" shall have the meaning given such term in Section D of the Schedule.

"SCHEDULE" shall have the meaning given such term in Section 1(a) of this Agreement.

"STIPULATED LOSS VALUE" shall mean the amount calculated in accordance with Annex D to the Schedule as of the date of determination.

"STOCK" shall mean the voting stock, membership interests or similar equity interests of any Person.

"SUBSIDIARY" means, with respect to any Person, a corporation, limited liability entity, partnership or other entity of which such Person and/or its other subsidiaries own, directly or indirectly, more than fifty percent (50%) of the Stock.

"SUPPLIER" shall have the meaning given such term in Section 1(b) of this Agreement.

"TAX BENEFITS" shall have the meaning given such term in Section 15(b) of this Agreement. "Taxes" shall have the meaning given such term in Section 4 of this Agreement. "Term" shall have the meaning given such term in Section 2(a) of this Agreement.

"TERMINAL RENTAL ADJUSTMENT ADDENDUM" shall have the meaning given such term in
Section 18(c) of this Agreement.

"UCC" shall mean the UCC as enacted in any applicable jurisdiction.

"VTNA" shall have the meaning given such term in Section 1(b) of this Agreement.

Rules of Construction. Unless otherwise specified, references in any Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Document. The words "herein," "hereof' and "hereunder" and other words of similar import used in any Document refer to such Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Document or any such annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written,

LESSOR:                                 LESSEE:

CEF 2002, LLC                           WESTERN EXPRESS, INC.


By: /s/ David L'Homme                   By: /s/ Wayne Wise
    ---------------------------------       ------------------------------------
Name: David L'Homme                     Name: Wayne Wise
      -------------------------------         ----------------------------------
Title: Sr. Risk Manager                 Title: President
       ------------------------------          ---------------------------------

                                 SAMPLE SCHEDULE

                                       TO

                 SCHEDULE NO. _________________________________
     DATED THIS __________________________________ DAY OF ____________, 2005
            TO MASTER LEASE AGREEMENT DATED AS OF SEPTEMBER __, 2005

                            DESCRIPTION OF EQUIPMENT

                     Type and Model
Manufacturer   VIN    of Equipment    Number of Units   Cost per Unit
------------   ---   --------------   ---------------   -------------
